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                                                                   Exhibit 10.11

                        STRATEGIC RELATIONSHIP AGREEMENT


                  This STRATEGIC RELATIONSHIP AGREEMENT is made and entered into as of February 28, 2000 (the "Agreement"), between El Sitio Uruguay S.A. ("ES"), an Uruguayan corporation and wholly-owned subsidiary of El Sitio, Inc., a British Virgin Islands corporation ("El Sitio"), and Sarandi Comunicaciones S.A., an Uruguayan corporation ("GS").

                                    RECITALS

                  WHEREAS, El Sitio operates an Internet network providing country-specific and regional content for Spanish- and Portuguese- speaking audiences in Latin America and the United States, and ES operates a web site for Uruguayan audiences;

                  WHEREAS, GS owns and operates several radio stations in Uruguay, produces extensive proprietary news, commentary and entertainment, and has extensive relationships with advertisers in Uruguay;

                  WHEREAS, ES and GS desire to maximize their mutual opportunities and advantages by drawing upon their respective capabilities, including, without limitation, El Sitio's Internet business growth potential, ES's expertise in the development of web sites and GS's quality radio programming, relationship with advertisers and established listener base; and

                  WHEREAS, to effect the foregoing, ES and GS desire to develop a strategic relationship to lead in the convergence of Internet and traditional media in Uruguay.

                  NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, ES and GS, intending to be legally bound, hereby agree as follows:

                  1. Definitions. For purposes of this Agreement, the following terms shall have the specified meanings:

                  "Agreement" shall have the meaning set forth in the preamble.

                  "Arbitration Request" shall have the meaning set forth in
Section 14(b).

                  "Bankruptcy Event" shall mean, as to any Person, (a) (i) the failure generally to pay its debts as they become due, (ii) the admission in writing of its inability to pay its debts generally as they become due, (iii) the commencement of a voluntary bankruptcy or insolvency case or proceeding, (iv) the consent to, or acquiescence in, the institution of a bankruptcy or an insolvency proceeding against it or the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (v) the application for, consent to, or acquiescence in, the appointment or taking possession by a custodian or its business or of any part of its property, (vi) the making of a general assignment for the benefit of its creditors or (vii) taking any corporate action in furtherance of or to facilitate,

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         conditionally or otherwise, any of the foregoing; or (b) any judgment, decree or order of court or competent jurisdiction which (i) is for relief against such Person in an involuntary bankruptcy or insolvency case, (ii) appoints a custodian of such Person's business for any part of its property or (iii) orders the winding-up or liquidation of such Person's affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or any bankruptcy or insolvency petition or application shall be filed against such Person, or any bankruptcy case or insolvency proceeding shall be commenced against it and such petition, application, case or proceeding is not dismissed within ninety (90) days.

                  "Content" shall mean headlines, summaries, features, stories, materials, products, services, opinions, advice, advertisements, promotions, links, pointers, sounds, including live speeches and programming, and other information whether in digital, electronic, audio or print form.

                  "Damages" shall have the meaning set forth in Section 13(a).

                  "Design Standards" shall have the meaning set forth in Section 4(a).

                  "Disclosing Party" shall have the meaning set forth in Section 12(b).

                  "El Sitio" shall have the meaning set forth in the preamble.

                  "ES" shall have the meaning set forth in the preamble.

                  "ES Banner" shall mean a graphical element designed by ES that displays an ES Trademark and that, when clicked on by a user, automatically transfers the user to an ES Site.

                  "ES Programming Slot" shall have the meaning set forth in
Section 7(a).

                  "ES Program" shall have the meaning set forth in Section 7(a).

                  "ES Server" shall mean any Internet server owned or controlled by ES or its affiliates.

                  "ES Site" shall mean all Internet sites owned or controlled by ES or its affiliates, or to which ES or its affiliates license Content, including without limitation the ES Uruguay Site.

                  "ES Trademarks" shall mean the trademarks, service marks, trade names, domain names, logos, chimes and other indicators of origin pertaining to ES or its affiliates.

                  "ES Uruguay Site" shall mean the Internet site, currently located at URL:http://www.elsitio.com.uy, which is owned and maintained by ES for users in Uruguay and border areas.

                  "GS" shall have the meaning set forth in the preamble.

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                  "GS Sites" shall have the meaning set forth in Section 4.

                  "GS Stations" shall have the meaning set forth in Section 4.

                  "GS Trademarks" shall mean the trademarks, service marks, trade names, domain names, logos, chimes and other indicators of origin pertaining to GS.

                  "Guaranteed Minimums" shall have the meaning set forth in
Section 5(b).

                  "ICC Rules" shall have the meaning set forth in Section 14(b).

                  "Indemnified Party" shall have the meaning set forth in
Section 13(a).

                  "Indemnifying Party" shall have the meaning set forth in
Section 13(a).

                  "Intellectual Property" shall have the meaning set forth in
Section 10(a).

                  "Notice" shall have the meaning set forth in Section 13(b).

                  "Petitioner" shall have the meaning set forth in Section
14(b).

                  "Pledge Agreement" shall have the meaning set forth in Section 3(b).

                  "Pricing Schedule" shall have the meaning set forth in Section 6(b).

                  "Property Owner" shall have the meaning set forth in Section 10(a).

                  "Release Date" shall have the meaning set forth in Section
3(b).

                  "Respondent" shall have the meaning set forth in Section
14(b).

                  "Shares" shall have the meaning set forth in Section 3(a).

                  "Transfer" shall have the meaning set forth in Section 3(a).

                  2. Entry Into Strategic Relationship. ES and GS hereby enter into a strategic relationship in accordance with the terms and conditions of this Agreement for such purposes as are set forth or contemplated in this Agreement, which purposes shall include the following:

                  (a) for ES, (i) to obtain access to quality Uruguayan news, sports and music programming for use and publication on its web sites in accordance with Section 8, (ii) to secure guaranteed advertising revenue sourced in Uruguay in accordance with Section 5, (iii) to obtain access to advertising and programming time on GS's radio stations in accordance with Sections 6 and 7, and (iv) to obtain an option to purchase a radio station of GS and other related rights in accordance with Section 9; and

                  (b) for GS, (i) to invest in Internet growth in Latin America through equity participation in El Sitio in accordance with Section 3, and (ii) to benefit from ES's

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         expertise in the development of its own web sites complimentary to its radio programming in accordance with Section 4.

                  3.       Share Purchase and Pledge.

                  (a) Share Transfer. ES hereby agrees to sell, transfer, assign and deliver, or to cause El Sitio to issue, sell, allot and deliver, ("Transfer") on the date hereof or promptly thereafter, to GS, and GS agrees to purchase and accept, sixty-two thousand and five hundred (62,500) common shares, US$0.01 par value, of El Sitio (the "Shares"), promptly upon the execution of this Agreement, in exchange for the obligations herein undertaken by GS, the adequacy of which consideration is hereby acknowledged. ES shall carry out the Transfer of the Shares by causing the delivery to the GS of 10 share certificates each representing 6,250 Shares and made out in the name of "Sarandi Comunicaciones S.A.".

                  (b) Share Pledge. GS hereby agrees to pledge all of the acquired Shares as collateral security for the prompt and complete payment and performance when due of its obligations under this Agreement and to enter into the Pledge Agreement attached as Exhibit A hereto (the "Pledge Agreement") promptly upon the execution of this Agreement. The execution and delivery of the Pledge Agreement by GS in favor of ES shall be a condition to the Transfer of the Shares. In accordance with the Pledge Agreement, GS shall, simultaneously upon receipt of the Shares pursuant to Section 3(a), deliver to ES all certificates evidencing all of the Shares acquired by it together with an undated stock power covering each certificate, duly executed by GS with, if so requested by ES, signature guaranteed. It is understood that, in accordance with the Pledge Agreement, unless a breach of this Agreement shall have occurred and be continuing, on March 31, June 30, September 30 and December 31 (or, if not on a business day, the next succeeding business day) of each year until and including June 30, 2002 (or, if not on a business day, the next succeeding business day), one share certificate and the Shares represented thereby shall be released from the pledge and delivered to GS (such date of release, the "Release Date"). After June 30, 2002, unless a breach of this Agreement shall have occurred and be continuing, no Shares shall be subject to the pledge or in any way subject to forfeiture pursuant to the Pledge Agreement.

                  (c) Lock-up Agreement. GS agrees that it will not, until 365 days after the Release Date for any particular share certificate, directly or indirectly, (a) offer for sale, sell or contract to sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition or purchase by any person at any time in the future of) any Shares or other equity securities of ES or any securities convertible into or exchangeable for any Shares or other equity securities, or sell or grant options, rights or warrants with respect to any Shares or other equity securities, or (b) enter into any swap or other derivates transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership whether any such transaction described in clause
(a) or (b) above is to be settled by delivery of any Shares or other securities, in cash or otherwise, in each case without the prior written consent of ES.

                  4. Web Site Development and Hosting. ES hereby agrees to design and develop a web site (the "GS Sites") for each of the following radio stations owned by GS: Sarandi AM 690; Sarandi Sport AM 890; and FM 91.9 Sarandi Satelital (collectively, the "GS Stations"). The services to be rendered by ES and the related obligations of GS under this Section 4 are the following:

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                  (a) Design of Web Sites. ES shall design each GS Site in such a manner that each GS Site (i) retains the "look and feel" of the existing web sites of the GS Stations (or of a particular GS Station), and (ii) meets the standards and practices of ES for web sites of similar characteristics as set forth in the Design Standards to be agreed upon by the parties within 15 days of the date hereof (the "Design Standards"). Each GS Site shall be accessible to users of the Internet both directly or through one or more Universal Resource Locators designated by GS or through the ES portals. In no event shall ES be required by GS to create custom features for the GS Sites other than those set forth in the Design Standards; provided, however, that GS shall have the right to request additional features, such as audio streaming, for additional payments to ES that shall be no higher than the lowest price for which such features are offered by ES to other customers in Uruguay for web design and hosting at that time. Notwithstanding the foregoing, ES hereby agrees to provide free of charge audio streaming from two of the GS Stations to the GS Sites with a maximum capacity at any one time of 50 users per each such GS Station. GS hereby agrees that all web site development or hosting related services or features required by GS Sites shall be purchased exclusively from ES. During the term of this Agreement, ES shall have the right to modify to Design Standards in accordance with modifications in its standards and practices for web sites of similar characteristics.

                  (b) Hosting, Housing and Maintenance. The GS Sites shall be hosted on ES Servers, and ES shall use commercially reasonable efforts to provide the level of server capacity necessary for their effective operation. ES shall use commercially reasonable efforts to assure that access to the GS Sites shall be available twenty-four (24) hours a day, seven (7) days a week. At its sole discretion and from time to time, ES shall have the right to carry out maintenance, make changes or alterations to the technology used in the GS Sites or in the ES Servers, including such maintenance, changes or alterations that may result in temporary lack of Internet access to the GS Sites. All visitors to the GS Sites shall be deemed and shall be counted as users of and visitors to ES Sites in addition to the GS Sites.

                  (c) Development of Content. GS shall be responsible for developing all Content (except for any ES Banners and any third-party banners or other advertising procured by ES in accordance with Section 4(e)) displayed on the GS Sites, which Content shall be in good taste and in accordance with all applicable laws, rules and regulations. GS shall deliver all Content to ES on a daily basis in digital format in a manner to be mutually agreed by the parties; provided, however, that GS shall bear all costs for the delivery of such Content, including any costs associated with the real-time or delayed delivery of such Content to ES via telephone, cable, microwave, satellite, Internet or other such means of transmission. All Content shall be delivered to ES at the location or locations specified by ES in its sole discretion. The Content delivered to ES, in or by any means whatsoever under this Section 4(c) and
Section 8(a), shall not contain any viruses, worms, Trojan horses or other disabling devices or internal controls, and GS shall use the then current version of a reputable antivirus software to test for compliance with this warranty prior to the use or provision of any third-party hardware, software or other technology in the digital preparation of the Content.

                  (d) Timing and Coordination. ES shall use commercially reasonable efforts to have the GS Sites operational by March 31, 2000. Each GS Site shall be pre-approved by GS prior to such GS Site's launching date (which approval shall not be unreasonably withheld). ES shall respond to GS's requests for services, upgrades and modifications to the GS Sites in a manner consistent with its standard operating practices for customers for web design and hosting. GS shall be required to pay for any services, upgrades or modifications in addition to such

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services, upgrades or modifications as are contemplated in the Design Standards.
In order to coordinate the development and maintenance of the GS Sites, each of ES and GS shall designate a program manager, who shall serve as the points of contact for all matters relating to the development and hosting of the GS Sites.

                  (e) Advertising on GS Sites. GS shall own all rights, title and interest in and to the GS Sites and the Content thereon (except for any ES Banners, any ES proprietary design features or programming and any third-party banners or other advertising procured by ES in accordance with this Section 4(e)). As partial consideration for the design, hosting and maintenance of the GS Sites, GS hereby grants ES the non-exclusive right to use or sell, and receive all revenues or other benefits from the sale of, banners or other advertising to be displayed on the GS Sites. Notwithstanding the foregoing, all advertising on the GS Sites shall be subject to GS's prior approval, which approval shall not be unreasonably withheld or delayed.

                  (f) ES Advertising on GS Sites. Each GS Site shall contain ES Banners, with hyper-links to the ES Sites, displayed continuously and prominently above the fold on each main screen and subscreen. In no case shall any GS Site include any advertising of any nature for any entity reasonably construed to be in competition with ES or its affiliates.

                  (g) Limitation on ES Obligations. Unless specifically set forth in this Section 4, ES shall have no obligations to GS regarding the design and hosting of the GS Sites. GS shall be responsible for obtaining all licenses, if any, and satisfying all other legal requirements (including costs associated therewith) necessary to operate the GS Sites.

                  5.       Guaranteed Advertising Revenues.

                  (a) Appointment as Non-Exclusive Sales Agent. Subject to compliance with its obligations under this Section 5 and Section 10, during the term of this Agreement, GS shall act as a non-exclusive sales agent in the Republic of Uruguay for advertising on the ES Uruguay Site. ES shall advise GS, on a periodic basis, of its then-current rate cards setting forth the number, characteristics, pricing and other conditions of advertising spots available for sale on the ES Uruguay Site; provided, however, that the rates to be charged by ES for advertising procured by GS shall be substantially similar to the rates charged in the preceding month to similarly-situated cash-paying clients for advertising spots of similar characteristics. All such sales shall be subject to the standard terms and conditions for advertising on the ES Sites. GS shall be entitled to offer discounts on the pricing terms offered in the rate cards to the extent offered by ES to a similarly situated advertiser for a similar sized purchase of advertising. GS shall not contract with advertisers that are reasonably objectionable to ES, including, without limitation, advertisements for cigarettes, guns or pornography. ES shall have, in its sole discretion, the right to reject advertising sold by GS if the advertiser or the substance of the advertisement is inconsistent with ES's corporate image. Advertising spots shall be available for sale on a first come first serve basis.

                  (b) Guaranteed Advertising Revenue. Notwithstanding any other provision of this Agreement, GS hereby unconditionally and irrevocably guarantees Uruguayan-sourced revenues (including sales tax), net of any commissions and collection costs, from advertising on the ES Uruguay Site procured solely by GS for the benefit of ES in the amount of (i) Three Hundred Thousand U.S. Dollars (U.S.$300,000) in the year 2000, (ii) Three Hundred Thousand U.S. Dollars (U.S.$300,000) in the year 2001 and (iii) One Hundred and Fifty Thousand U.S.

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Dollars (U.S.$150,000) in the first six months of the year 2002 (the "Guaranteed
Minimum"). GS agrees that it shall pay the Guaranteed Minimum advertising revenues promptly upon receipt but no later than on a quarterly basis, such that
(i) in the year 2000, no less than one-third of the Guaranteed Minimum for such year shall be payable during each three-month period ended June 30, September 30 and December 31 of such year, (ii) in the year 2001, no less than one-fourth of the Guaranteed Minimum for such year shall be payable during each three-month period ended March 31, June 30, September 30 and December 31 of such year, and
(iii) in the six-month period during the year 2002, no less than one-half of the Guaranteed Minimum for such six-month period shall be payable during each three month period ended March 31 and June 30 of such six-month period; provided, that if in the preceding quarter the amount of Uruguayan-sourced advertising revenues generated by GS on behalf of the ES Uruguay Site exceeded the Guaranteed Minimum for such calendar quarter, GS may, at its option, elect to designate such excess above the Guaranteed Minimum as amounts paid toward the Guaranteed Minimum for subsequent periods, in which event, the amount payable in such subsequent period as may be designated shall be reduced by the amount of such excess.

                  (c) Financial Guarantee. GS hereby unconditionally and irrevocably guarantees to ES the due prompt and complete payment in full when due of any amount by which the Uruguayan-sourced advertising revenues generated by GS on behalf of the ES Uruguay Site is less than the Guaranteed Minimum advertising revenues for any calendar quarter procured from third parties by GS and actually paid to the ES Uruguay Site in such calendar quarter or otherwise attributed to such calendar quarter. ES shall not bear the risk as to the collectibility of advertising sold on its behalf by GS. This guarantee of payment, performance and compliance is in no way conditioned or contingent upon any attempt by ES to collect from or enforce performance or compliance by ES with any other condition whatsoever. If any accounts receivable are not paid during a calendar quarter in which they were scheduled for payment, ES may demand payment from GS pursuant to this paragraph. Upon receipt of payment from GS regarding an overdue account receivable, ES shall assign to GS such account receivable up to the amount of the payment received. No amounts of advertising revenues shall be deemed procured by GS unless and until payment of such revenues is actually received by ES.

                  (d) Sales Commission. As consideration for acting as sales agent in accordance with Section 5(a), GS shall be entitled to receive 35% of all revenues from advertising, net of any commissions and collection costs, procured by GS and paid to ES relating to the ES Uruguay Site in any calendar quarter in excess of the Guaranteed Minimum unless, such revenues are otherwise allocated toward the Guaranteed Minimum in subsequent calendar quarters (in which event no sales commission shall be payable).

                  (e) Billing Procedures. GS shall advise ES promptly upon entering into an agreement to sell advertising on the ES Uruguay Site together with the billing information and the proposed billing dates. ES shall itself issue invoices for all such advertising and deliver to GS on a monthly basis a copy of all invoices and other agreements related to advertising on the ES Uruguay Site procured by GS. All payments for advertising on the ES Uruguay Site shall be payable directly to ES. ES shall notify GS of any invoices on advertising procured by GS the payment of which is delayed for more than one month.

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                  6.       Advertising Time on GS Radio Stations.

                  (a) Advertising Time. For no additional cost and as partial consideration for the Shares and the obligations undertaken by ES under this Agreement, GS shall guarantee to ES a total of Four Hundred and Fifty Thousand U.S. Dollars (U.S.$450,000) of advertising time on its radio stations as follows: (i) in the year 2000, Fifty Thousand U.S. Dollars (U.S.$50,000) in each three-month period ended June 30, September 30 and December 31 of such year;
(ii) in the year 2001, Thirty-Seven Thousand and Five Hundred U.S. Dollars (U.S.$37,500) in each quarter ended March 31, June 30, September 30 and December 31 of such year; and (iii) in the year 2002, Seventy-Five Thousand U.S. Dollars (U.S.$75,000) in each three-month period ended March 31 and June 30 of such year. All such advertising time shall be subject to the standard terms and conditions for advertising on GS Radio Stations; provided, that (i) ES shall have access to ratings, audience delivery, demographic and other information in control of GS and (ii) no advertiser shall have more favorable terms, control and direction over the frequency and other timing or the placement adjacent to or in conjunction with programming of its advertising, or more favorable choice of time spots, than ES.

                  (b) Pricing of Advertising Time. Advertising time provided by GS to ES in accordance with Section 6(a) shall be regulated by the Pricing Schedule to be agreed upon by the parties within 15 days of the date hereof and revised as required by market conditions; provided, however, that in no event shall the cost of advertising of ES be greater than the lowest rates charged as of the date hereof to similarly-situated cash-paying clients of GS for advertising time of similar characteristics.

                  (c) Scheduling of Advertising Time. ES shall have the right to reserve advertising spots on a first-come, first-served basis. GS shall have the right to preempt or substitute the broadcast of any ES advertisement for programs of public importance (and in no event solely for another advertiser); provided, that in such event, GS shall provide ES with alternative advertising times of at least equivalent value and desirability. Advertising time to be provided by GS to ES shall be reduced in accordance with the advertising time actually used by ES. In the event that ES does not use all the advertising times to which it is entitled in a given year under this Section 6(c), GS shall provide ES with additional advertising times of an equivalent value (measured by the same rates) in the following year, which time shall be subject to the approval of ES. Any co-branding or reselling of advertising times by ES (unless with or to one of its affiliates) shall be subject to the prior approval of GS, which approval shall not be unreasonably withheld or delayed.

                  7.       Programming Time on GS Radio Stations.

                  (a) Programming Services. GS hereby grants to ES the right to one hour per day (including weekends and holidays) of continuous prime-time over-the-air programming time (the "ES Programming Slot") for a five-year period, commencing on the date three months from the date hereof and ending on the fifth anniversary thereof, on one of the GS Stations as selected by ES. The ES Programming Slot may be filled, at ES's sole option and entire discretion, by original programming produced in accordance with Section 7(b) or with other programming contracted by ES (the "ES Program"). The ES Programming Slot shall be carried by the GS Station of ES's choice, at its sole option and entire discretion. ES shall, from time to time, have the right to modify its (i) chosen time slot or (ii) the GS station carrying the ES Programming Slot by written notice to GS delivered no later than 30 days in advance of broadcasting. For the

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purposes of this Section 7(a), "prime-time" shall be understood as programming between the hours of 9:00 p.m. and midnight.

                  (b) Provision of Content for Programming. Except when ES chooses in accordance with Section 7(a) to fill the ES Programming Slot with programming contracted by ES, GS shall produce the content of the ES Programs in accordance with the instructions and material provided by ES. ES hereby agrees to reimburse GS, within 30 days of receipt of an invoice from GS, for 50% of all reasonable pre-approved production costs actually incurred by GS in connection with its production of the content of ES Programs in accordance with this
Section 7(b) and satisfactorily evidenced in such invoice; provided, however, that in no case shall ES be liable for any overhead costs related to the maintenance of any GS Station or equipment pertaining to GS. Notwithstanding the foregoing, the ES Programs shall be subject to ES's prior approval and editorial direction. GS shall use reasonable care to ensure that all ES Programs are in good taste and in accordance with all applicable laws, rules and regulations. GS shall have no right to edit or alter the content of the ES Programs without the prior approval of ES.

                  (c) Right to Revenues. Each party shall have the right to sell advertising during the ES Programming Slot and each party shall have the right to receive 50% of revenues from any sale (whether by ES, GS or otherwise) of advertising during the ES Programming Slot, net of customary sales commissions. Each party hereby agrees to use its commercially reasonable best efforts to sell advertising during the ES Programming Slot. Each party hereby agrees to provide the other party immediate notice of any sale of advertising time during the ES Programming Slot and a copy of the invoice in connection with such sale within 15 days of such sale but in any event at least prior to broadcasting. Notwithstanding the foregoing, all advertising during the ES Programming Slot shall be subject to ES's prior approval, and GS shall use reasonable care to ensure that all advertising during the ES Programming Slot is in good taste and in accordance with all applicable laws, rules and regulations. Each party hereby agrees not to sell, without the prior consent of the other party, advertising time during the ES Programming Slot at a rate lower than the average rate charged by GS for advertising time of similar characteristics. ES shall have the sole right to sell, and receive all revenues from the sale of, its rights hereunder to the ES Programming Slot, subject to the prior approval of GS, which approval shall not to be unreasonably withheld or delayed.

                  (d) Limitation of Obligations. GS shall retain full authority and power over each GS Station and their operation, and shall be responsible for all costs associated therewith. GS shall assume all costs related to producing and broadcasting the ES Programs in the same manner as GS produces and broadcasts its own programming of similar characteristics. The parties expressly understand and agree that no provision in this Agreement will be considered to reduce or interfere with GS's absolute responsibility under applicable laws, rules and regulations to supervise and control the GS Stations. GS shall have the right to preempt or substitute the broadcast of any ES Program for programs of public importance, provided, that in such event, GS shall provide ES with over-the-air programming time of equivalent characteristics, which time shall be subject to the approval of ES.

                  (e) Delivery and Care of Programs. ES shall use its commercially reasonable best efforts to make available transmission tapes of the ES Programs in sufficient time for their broadcasting as scheduled. Unless otherwise agreed, any such transmission tapes and other materials supplied by ES to GS for broadcasting shall be and shall remain at all times the exclusive property of ES and, while in the possession or responsibility of GS, any loss or damage

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shall be the sole risk of GS. GS shall undertake all necessary actions to ensure the security of such tapes and materials.

                  8.       Content and Staff.

                  (a) License to Use of Content. GS hereby grants to ES an exclusive world-wide, royalty free license (GS shall be responsible for all royalty payments required, if any) to distribute, perform, display, reproduce, transmit, retransmit or otherwise disseminate on the Internet any and all proprietary Content broadcasted on the GS Stations or created or otherwise developed by GS; provided, however, that GS shall have the right to use such proprietary Content on the GS Sites. Subject to ES's compliance with its obligations set forth in Section 10, GS shall grant ES the exclusive license to distribute, perform, display, reproduce, transmit, retransmit or otherwise disseminate the GS Trademark on the ES Uruguay Site in association with the transmission and display of such Content (and Content developed by ES in accordance with Section 8(b)), provided that such transmission and display shall be in good taste and in accordance with applicable laws, rules and regulations. GS shall transmit the Content to ES on a daily basis in accordance with Section 4(c) and this Section 8(a). ES shall have the right to alter or modify the Content upon its receipt to adapt it to its intended use. ES may elect, at its sole option, to credit, or not to credit, to GS the use of Content sourced from GS.

                  (b) Right to Access to Staff. GS shall grant ES free access during business hours to all GS staff involved in the production of Content for the GS Radio Stations solely in order for ES to develop, produce and display its own Content on the ES Uruguay Site. In addition, GS shall grant to ES free access to such individual radio personalities and journalists as ES may identify to assist in the preparation of specific Content for ES or to participate in chats with users of ES Sites, including the ES Uruguay Site. Such access shall be limited to an aggregate of twelve hours per week from the date hereof to the first anniversary thereof, and shall increase by four hours per week each subsequent year. GS shall use its best efforts to cause such GS staff to use its best efforts to provide the services requested by ES in accordance with this
Section 8(b).

                  9.       Options to Rename and Purchase Radio Station.

                  (a) Option to Rename. GS hereby irrevocably grants to ES a five year option to change, on any date specified by ES by at least one month prior written notice to GS, the station name and identification of FM 91.9 from "Sarandi Satelital" to a station name and identification related to the ES Trademarks selected by ES such as "El Sitio FM". Once such option is exercised, the use of the station name selected by ES is irrevocable and indefinite and is not tied to the term of this Agreement. From the time of termination of this Agreement pursuant to Section 15 hereof, in consideration for the use of an ES Trademark, GS shall pay monthly to ES 3% of all revenues from such radio station, net of any commissions and collection costs.

                  (b) Protection of Trademark. If ES should exercise its option to rename Sarandi Satelital, GS's programming on such radio station shall be subject to the ongoing satisfaction of ES that the Content of the programming is consistent with the quality associated with the ES Trademarks; provided, that programming substantially similar to the programming broadcasted on such radio station in the three months preceding the date hereof shall be deemed to conform to the quality associated with the ES Trademarks. If ES reasonably believes that any of the programming broadcasted on such radio station does not meet the high quality associated with the ES Trademarks, ES shall so inform GS and GS shall be afforded a reasonable opportunity to make adequate changes to do so. In the event that after such opportunity, ES is still not satisfied with the programming broadcasted on such radio station, upon written notice by ES, GS shall, and shall cause all GS staff to, promptly stop using any station name and identification related to an ES Trademark in association with such radio station and shall within 30 days pay ES the amount of U.S.$250,000 as liquidated damages.

                  (c) Option to Purchase. GS hereby irrevocably grants directly or indirectly to ES the option to purchase, exercisable during the twenty-four months following the date hereof, on any date specified by ES upon at least 15 days prior written notice to GS (but no later than 14 months from the date hereof), all of GS's right, title and interest in FM 91.9 Sarandi Satelital and assets related thereto free and clear of any lien, mortgage, or other encumbrance for an amount equal to One Million U.S. Dollars (U.S.$1,000,000), which amount shall, at the sole option of ES, be payable in cash, ES common shares (based on the market price on such date) or a combination thereof. Such purchase may be made either by ES directly or by any third party designated by ES at its sole discretion. Such purchase shall be free and clear of all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of GS, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required by U.S. generally accepted accounting principles to be reflected, in GS's balance sheets or other books and records.

                  10.      Intellectual Property.

                  (a) Extent of Intellectual Property Rights. Except as and to the extent, if any, specifically set forth in this Agreement, neither ES nor GS shall have the right to use such other party's Intellectual Property (as hereinafter defined). Except as specifically set forth in this Agreement, each of ES and GS acknowledges that (i) the other party or its affiliates (the "Property Owner") is the owner or has the rights to use, such Property Owner's patents, copyrights, trademarks, licences, service marks, initials, trade secrets, proprietary knowledge, logos and corporate trade names or identity (whether registered, applied for, or subsisting under the common law and/or the laws of any jurisdiction) (collectively "Intellectual Property") and (ii) it is not acquiring any right, title or interest in or to the Property Owner's Intellectual Property as a result of this Agreement.

                  (b) Value of Intellectual Property. Each party acknowledges the Intellectual Property of the other party has come to symbolize the goodwill and reputation that such other party has built as a provider of high quality goods and services. Each party agrees that, in its use of the other party's Intellectual Property (which in any case shall be solely as specifically set forth in this Agreement), it will maintain the goodwill symbolized by, and avoid damage to, such other party's Intellectual Property.

                  11.      Representations and Warranties.

                  (a) Mutual Representations and Warranties. Each of ES and GS hereby represents and warrants to each other party that:

                  (i) It has the full corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

                  (ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

                  (iii) This Agreement has been duly executed and delivered by an authorized officer, and is a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing;

                  (iv) The execution, delivery and performance of this Agreement shall not constitute a breach or default under any contract or agreement to which it is a party or by which it is bound or otherwise violate the rights of any third party;

                  (v) Except pursuant to any exercise of the options set forth in Section 9, no consent, approval or authorization of or from any governmental entity or any other corporation, person or other entity not a party to this Agreement, whether prescribed by law, regulation, contract or agreement, is required for its execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby; and

                  (vi) No party will be required to make any kind of payment or deliver any other consideration to any third person for or in respect of another party's acquisition, exercise or exploitation of rights granted (or purported to be granted) hereunder to it.

                  (vii) It is the legal holder of all licenses and other authorizations necessary for the operation of each of its radio stations, Internet sites or Internet severs (if any) as presently conducted.

                  (b) Representations, Warranties and Covenants of GS. GS hereby represents and warrants to ES that:

                  (i) GS is the owner of or otherwise has the right to reproduce, prepare derivative works of, distribute, perform, transmit, retransmit or display, as the case may be, the Content; and

                  (ii) the Content created or acquired by GS shall not infringe upon any third party copyright, trademark or other proprietary right.

                  12. Confidentiality. (a) Unless required by law, each of ES and GS shall maintain in confidence, and not disclose, divulge or otherwise communicate to any other person, any proprietary information or materials about, or held by, the other party or its affiliates which are communicated to, learned by, developed or otherwise acquired by the party during the term of this Agreement, or use such information for any purpose except to carry out the terms of this Agreement or in a manner consistent with the terms of this Agreement without the prior written consent of the other party. Each of ES and GS shall exercise reasonable precautions to prevent and restrain the unauthorized disclosure of such confidential information about the other party by any of its directors, officers, employees, consultants, subcontractors, agents or affiliates.

                  (b) A party may disclose confidential information (the "Disclosing Party") of the other party to the extent required by a court or other governmental authority, provided that: (a) such party gives the other party notice of the disclosure as soon as possible; (b) the Disclosing Party uses reasonable efforts to resist disclosing the confidential information; (c) the Disclosing Party cooperates with the other party on request to obtain a protective order or otherwise limit the disclosure; and (d) as soon as reasonably possible, the Disclosing Party provides a letter from its counsel confirming that the confidential information is in fact required to be disclosed. Notwithstanding the foregoing, the Disclosing Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no fault of the Disclosing Party; (ii) is developed independently by the Disclosing Party; (iii) is known by the Disclosing Party when disclosed by the other party if the Disclosing Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by the Disclosing Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other party.

                  (c) The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transaction contemplated hereby and that the initial press release shall be a joint press release.

                  13. Indemnification. (a) Each party (an "Indemnifying Party") hereby indemnifies and agrees to hold the other party, and their respective directors, officers, employees, agents and affiliates (each such person, an "Indemnified Party") harmless from and against all demands, claims, obligations, actions or causes of action, charges, assessments, losses, damages, liabilities, costs and reasonable expenses, including reasonable attorneys' fees (collectively, "Damages"), asserted against, imposed upon or incurred by the Indemnified Party arising out of or in connection with any bad faith, willful misconduct, gross negligence or knowing violation of law, actual or alleged infringement of any Intellectual Property right of a third party or breach of any agreement or other contractual obligation that is caused by the Indemnifying Party or any of its directors, officers, employees, agents or affiliates under or in connection with this Agreement.

                  (b) In the event that any person shall incur or suffer any Damages in respect of which indemnification may be sought hereunder, such Indemnified Party may assert a claim for indemnification by written notice (the "Notice") to the Indemnifying Party, stating the amount of Damages, if known, and the nature and basis of such claim. In the case of Damages arising or which may arise by reason of any third-party claim, promptly after receipt by an Indemnified Party of written notice of the assertion or the commencement of any action with respect to any matter in respect of which indemnification may be sought hereunder, the Indemnified Party shall give Notice to the Indemnifying Party and shall thereafter keep the Indemnifying Party reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure. In case any such action is brought against any Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, by written notice of its intention to do so to the Indemnified Party within 30 days after receipt of the Notice. If the Indemnifying Party shall assume the defense of such action, it shall not settle such action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, provided that an Indemnified Party shall not be required to consent to any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnified Party from all liability with respect to such action or (ii) involves the imposition of equitable remedies or the imposition of any material obligations on such Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. As long as the Indemnifying Party is contesting any such action in good faith and on a timely basis, the Indemnified Party shall not pay or settle any claims brought under such action. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 13(b) for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such action and to employ counsel at its own expense; provided further, however, that if the defendants in any action shall include both an Indemnifying Party and any Indemnified Party and such Indemnified Party shall have reasonably concluded that counsel selected by Indemnifying Party has or could have a conflict of interest because of the availability of different or additional defenses to such Indemnified Party, such Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party; provided that the Indemnifying Party shall not be obligated to pay the reasonable expenses of more than one separate counsel for all Indemnified Parties, taken together.

                  If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defense of any such action within the prescribed period of time, or shall notify the Indemnified Party that it will not assume the defense of any such action, then the Indemnified Party may assume the defense of any such action, in which event it may do so acting in good faith in such manner as it may deem appropriate, and the Indemnifying Party shall be bound by any determination made in such action; provided, however, that the Indemnified Party shall not be permitted to settle such action without the consent of the Indemnifying Party, which consent shall not be reasonably withheld. No such determination or settlement shall affect the right of the Indemnifying Party to dispute the Indemnified Party's claim for indemnification. The Indemnifying Party shall be permitted to join in the defense of such action and to employ counsel at its own expense.

                  Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Damages for which such party is entitled to indemnification hereunder shall be (i) payable by the Indemnifying Party as incurred by the Indemnified Party and (ii) limited in amount in accordance with
Section 18 hereof.

                  In the event of any dispute between the parties regarding the applicability of the indemnification provisions of this Agreement, the prevailing party shall be entitled to recover all Damages incurred by such party arising out of, resulting from or relating to such dispute.

                  14. Dispute Resolution. (a) In the event of any unresolved issue, dispute, legal disagreement or claim arising out of or relating to this Agreement (including, without limitation, with respect to the interpretation of this Agreement or the breach, termination or invalidity hereof), the chief executive officers of ES and GS shall use their reasonable best efforts to address or resolve any such issue, dispute, legal disagreement or claim within a period of 30 days after notice shall have been provided by ES or GS, as the case may be, to the other party.

                  (b) In the event that any such unresolved issue, dispute, legal disagreement or claim shall not be addressed or resolved by the oversight committee and/or the corporate-level committee within the 30-day period set forth in Section 14(a), then ES and GS shall submit to arbitration under this
Section 14(b), subject to the final sentence of this Section 14(b). Either party may, in such circumstances, notify the other party that it wishes to commence an arbitration proceeding under this Section 14(b) (an "Arbitration Request"). In any arbitration proceeding, the party commencing the arbitration (the "Petitioner") shall include in the Arbitration Request the name of a qualified arbitrator designated by it. The party with whom the Petitioner has its dispute (the "Respondent") shall within 30 days after the date of the Arbitration Request designate a second arbitrator by notice to the Petitioner, but if it shall fail to do so within such period the Petitioner may designate an arbitrator on Respondent's behalf. The arbitrators chosen by the Petitioner and the Respondent shall attempt to agree upon a third arbitrator, but if they are unable to do so within 15 days after the designation of the second arbitrator, the first arbitrator and the second arbitrator shall each, within 20 days after the designation of the second arbitrator, suggest a list of four candidates for the third arbitrator. If within 30 days after the designation of the second arbitrator, the parties shall not have agreed on a third arbitrator, then either arbitrator thereafter may apply to the International Chamber of Commerce (the "ICC") for the selection of a third arbitrator in accordance with the ICC's Rules of Conciliation and Arbitration (the "ICC Rules"). The arbitration panel so selected shall have full power to decide any dispute referred to in this
Section 14(b). The parties irrevocably submit to the personal jurisdiction of the ICC. The arbitration proceedings shall be held in Buenos Aires and shall be conducted in the Spanish language. Any arbitration commenced pursuant to this
Section 14(b) shall be conducted in accordance with the ICC Rules. The decision of the arbitration panel shall be final and binding upon the parties and may be confirmed in any court of competent jurisdiction, and the costs and expenses of such arbitration shall be borne equally by the Petitioner and the Respondent. This Section 14(b) shall in no way affect the right of any party to such interim relief, and only such relief, to maintain the status quo in aid of the arbitration in any court of competent jurisdiction.

                  15.      Term; Termination.

                  (a) Termination. This Agreement will terminate upon the earlier to occur of the following:

                           (i) upon written notification of ES, in the event that (A) there shall have occurred a material breach by GS of any of its obligations under this Agreement that was not cured during any applicable cure period or was not susceptible to cure or (B) any Bankruptcy Event affecting GS shall have occurred;

                           (ii) upon written notification of GS, in the event that (A) there shall have occurred a material breach by ES of any of its obligations under this Agreement that was not cured during any applicable cure period or was not susceptible to cure or (B) any Bankruptcy Event affecting ES shall have occurred;

                           (iii) five years and three months from the date hereof, unless extended in writing by the parties hereto; or

                           (iv)     by the mutual written consent of ES and GS.

                  (b) Termination for Breach. Any party may terminate this Agreement by written notice to each other party if a party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach from a non- breaching party. Notwithstanding any termination of the Agreement, a party in breach of its obligations under this Agreement shall be liable to any nonbreaching party for all Damages incurred by such non-breaching party.

                  (c) Cure of Breach. No party hereto will be entitled to assert that the other party has committed any breach of this Agreement, or to file or otherwise commence any court or other judicial proceeding in respect of that breach, unless: (i) such first party gives, to the alleged breaching party, a notice that identifies both the alleged breach in reasonable detail and the provision(s) of this Agreement allegedly violated; and (ii) the alleged breaching party has failed to cure substantially the alleged violation within thirty (30) days after such notice has been given. The foregoing provisions of this Section will in no way limit or restrict the right of any party, however, to seek immediate equitable relief against another party as and to the extent such first party deems appropriate to enforce this Agreement or protect its right hereunder.

                  (d) Remedies Regarding Pledged Shares. If a material breach shall occur and be continuing or a bankruptcy event or insolvency shall occur and be continuing, ES may exercise, in addition to all other rights and remedies granted herein, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon GS (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances immediately collect, receive, appropriate and realize the pledged Shares or any part thereof in accordance with the Pledge Agreement.

                  (e) Post-Termination Assistance. Upon the termination of this Agreement, ES shall provide GS with commercially reasonable assistance for the migration of the GS Sites from ES to any person that will provide successor housing and hosting services; provided, however, that in no event shall ES be required to provide such assistance more than two (2) months after the termination of this Agreement. During any such transition period, GS shall pay ES the then current market rate for the provision of any services provided by ES.

                  (f) Survival. The obligations under this Agreement that by their nature are intended to continue beyond the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement, including without limitation, the provisions of Sections 9, 12, 13, 14 and 19.

                  16. Right to Inspect. Each party shall permit the officers and designated representatives of the other party to examine its books of account and discuss its affairs, finances and accounts with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as such other party may deem necessary to determine whether such party is in compliance with this Agreement. If the parties, following any exercise of this right of inspection, are unable to agree as to the compliance of a party with this Agreement, then either party may request an audit by an independent, internationally recognized accounting firm.

                  17.      Other Agreements.

                  (a) Non-Exclusivity of Strategic Relationship. Except as specifically set forth in this Agreement, ES and GS acknowledge and agree that the strategic relationship established by this Agreement is not an exclusive arrangement for either ES or GS or their respective affiliates. ES and GS (and their respective affiliates) shall be entitled to pursue other business activities independent of this strategic relationship even where such activities might be viewed as being competitive with activities undertaken pursuant to this Agreement or the other party or its affiliates. Such activities may include, without limitation, joint ventures, partnerships, mergers or acquisitions and/or alliances or relationships in any country.

                  (b) Separate Businesses. Except as and to the extent, if any, specifically set forth this Agreement, neither ES nor GS nor any of their respective affiliates shall have any involvement in or rights with respect to the business activities of the other party or its affiliates. Except as and to the extent, if any, specifically set forth in this Agreement, neither ES nor GS nor any of their respective affiliates shall be considered a partner, co-partner or joint venturer of the other party, but shall be deemed to be independent of the other and as operating separate businesses. Neither ES nor GS shall have any authority or right, express or implied, or hold itself out as having the authority or right, to bind, commit or act as agent for the other party in any way, nor will either party have the right to use the name of the other party, except as and to the extent, if any, specifically set forth in this Agreement.

                  (c) Compliance with Applicable Law. Each of ES and GS shall act in compliance with applicable laws, rules and regulations in connection with the Strategic Relationship. Each of ES and GS agrees that nothing in this Agreement will oblige any party (or any of its respective affiliates) to act in contravention of any applicable law and that, if any provision of this Agreement would be illegal or unenforceable under any applicable law, such provision will be modified or reformed to the extent necessary to comply with applicable law, but such modification or reformation will not in any way affect the legality of the remaining provisions of this Agreement.

                  (d) Cooperation. Subject to the terms and conditions of this Agreement, each of ES and GS agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the terms of this Agreement and the transactions contemplated hereby and thereby.

                  (e) Recordkeeping and Auditing. Each party shall maintain accurate books and records regarding any of its operation relevant to this Agreement, which shall include net advertising revenues received and calculations of the amounts payable to the other party in accordance with generally accepted accounting practices. Each party shall have the right to conduct an audit of the other party's books and records; provided however, that each party may only exercise its right to conduct an audit once per calendar year and during regular business hours.

                  (f) Obligation to Pay in Dollars; Judgment Currency. The parties acknowledge that this Agreement is an international transaction in which the specification of U.S. dollars, is of the essence, and U.S. dollars shall be the currency of account in all events. The obligations of payment of a party shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to U.S. dollars under normal banking procedures does not yield the amount of U.S. dollars due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. dollars into another currency (the "Second Currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the receiving party could purchase U.S. dollars with the Second Currency on the business day next preceding that on which judgment is rendered. The obligation of a party in respect of any such sum due to another party shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the business day following receipt by the receiving party of any sum adjudged to be due hereunder in the Second Currency, the receiving party may in accordance with normal banking procedures purchase U.S. dollars with the amount of the Second Currency so adjudged to be due; and the paying party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the receiving party against, and to pay the receiving party on demand in U.S. dollars, any difference between the sum originally due to the receiving party in U.S. dollars and the amount of U.S. dollars so purchased and transferred.

                  18. Limitation of Liability; Disclaimers of Warranty; Force Majeure.

                  (a) LIMITATION OF LIABILITY. NO PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS OR LOSS OF REVENUE RESULTING FROM THE USE OF THE GS SITES, GS STATIONS OR THE ES URUGUAY SITE. ES SHALL NOT BE LIABLE FOR ANY LOSS OF DATA RESULTING FROM DELAYS, NONDELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTIONS.

                  NO PARTY SHALL BE LIABLE FOR OTHER DAMAGES HEREUNDER IN EXCESS OF THE AMOUNTS PAID TO SUCH PARTY WITH RESPECT TO THE THEN CURRENT TERM OF THIS AGREEMENT.

                  (b) DISCLAIMERS OF WARRANTY.

         THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY THE RESPECTIVE PARTIES. THE PARTIES EXPRESSLY DISCLAIM, AND HEREBY EXPRESSLY WAIVE, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                  (c) Force Majeure. In the event that any circumstance beyond the reasonable control of any party shall occur which delays or renders impossible the performance of its obligations under this Agreement on the dates herein provided for, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof. In either such event, the parties shall promptly meet to determine an equitable solution to the effects of any such event, provided that any party who fails because of force majeure to perform its obligations hereunder will upon the cessation of the force majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of force majeure shall include, without limitation, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, fires, floods or other acts of

God or nature, utility failures, outage or unavailability of the Internet or the world wide web, strikes or other labor disputes, acts, laws, regulations or rules of any government or governmental agency and any other similar cause or event beyond the reasonable control of the Party, the obligations of whom are affected thereby.

                  19.      Miscellaneous.

                  (a) Amendment. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties hereto.

                  (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of its other provisions. Following the determination that any provision of this Agreement is unenforceable, the parties shall negotiate in good faith a new provision that, as far as legally possible, most nearly reflects the intent of the parties and that restores this Agreement as nearly as possible to its original intent and effect.

                  (c) Counterparts. This Agreement may be executed by the parties hereto in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (d) Notices. All notices or service of process provided for herein shall be validly given or served if in writing and delivered personally, or by fax (with confirmation of receipt), if to:

         El Sitio, Inc.:

                  Avenida Ingeniero Huergo 1167
                  1107 Buenos Aires, Argentina
                  Attention:  Guillermo Bellati
                  Fax: 5411-4339-3750

         Sarandi Comunicaciones S.A.:

                  Enriqueta Compte & Riquete 1250
                  Montevideo, Uruguay
                  Attention: Adolfo Vaeza
                  Fax: 5982-208-2612

Notice may be given to such other address or facsimile number as any party may, from time to time, designate in a written notice given in a like manner.

                  (e) Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

                  (f) No Third Party Rights; No Assignment. This Agreement is intended solely for the benefit of the parties hereto, their respective successors and (solely to the extent contemplated herein, their respective affiliates) and is not intended to confer any benefits upon, or create any rights in favor of, any other person. Neither this Agreement nor any of the rights or obligations arising hereunder will be assignable by either party without the prior written consent of the other party.

                  (h) Governing Law. This Agreement is or, upon execution and delivery thereof, shall be governed by, and construed in accordance with, the laws of the Uruguay.

                  (i) Fees and Expenses. Whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, and except as may otherwise be specifically provided in this Agreement, each party shall pay the fees and expenses of its counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

                  IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                      EL SITIO, INC.


                                      By:  /s/ Roberto Cibrian-Campoy
                                         ---------------------------------------
                                         Name:  Roberto Cibrian-Campoy

                                      By:  /s/ Einar Barfod
                                         ---------------------------------------
                                         Name:  Einar Barfod

                                      SARANDI COMUNICACIONES S.A.


                                      By:  /s/ Adolfo M. Vaeza Bague
                                         ---------------------------------------
                                         Name:  Adolfo M. Vaeza Bague
                                         Title:    President


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